UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2009

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 MUNOZ RIVERA AVE, POPULAR CENTER BUILDING, HATO REY , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2009 Popular, Inc. (the "Corporation") entered into agreements with two institutional investors owning $175 million of the $250 million outstanding of the Corporation’s Floating Rate Notes due 2011 (the "Notes") to eliminate the right of such holders to require the Corporation to repurchase the Notes on certain dates prior to their stated maturity. In exchange for relinquishing this right, the Corporation agreed to pay additional interest on the Notes held by these investors of 1.5% per annum, increasing the interest rate on the Notes from LIBOR plus 4.5% to LIBOR plus 6.0% (subject to adjustment based on the credit ratings of the Corporation). The Notes were issued in September 2008 in a private offering pursuant to Rule 144A under the Securities Act of 1933.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 1, 2009, the Corporation filed with the Secretary of State of the Commonwealth of Puerto Rico certificates of elimination eliminating from its Certificate of Incorporation all matters set forth in the Corporation’s Certificate of Incorporation relating to the Corporation’s Series A Participating Cumulative Preferred Stock (the "Participating Preferred Stock"), 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A (the "1994 Series A Preferred Stock") and Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock"). No shares of any of the Participating Preferred Stock, 1994 Series A Preferred Stock or the Series C Preferred Stock were outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

October 5, 2009	By:	/s/ Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Corporate Comptroller

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Participating Cumulative Preferred Stock and 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A
3.2	Certificate of Elimination of the Fixed Rate Cumulative Perpetual Preferred Stock, Series C